EXHIBIT 99.1

Welcome to Washington REIT Direct. Whether you are already a Washington REIT shareholder or are interested in becoming one, you will find Washington REIT Direct, our dividend reinvestment and direct share purchase program, to be a convenient way to become a shareholder, increase your holdings and manage your investment in Washington REIT.

Washington REIT Direct allows you to:

•	Purchase Washington REIT shares directly from us by writing a check or making automatic purchases through deductions from your U.S. bank account

•	Reinvest all or part of your dividends without paying fees

•	Receive any cash dividends by check in the mail or by direct deposit into your U.S. bank account

•	Easily transfer or sell your Washington REIT shares

•	Take advantage of our free safekeeping option by depositing any certificated Washington REIT shares you hold into your Washington REIT Direct account

Please read the enclosed prospectus in its entirety for a more detailed description of Washington REIT Direct and its features. We hope you will enjoy Washington REIT Direct and the investment options it provides.

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